Exhibit 5.1

October 29, 2021

Loma Negra Compañía Industrial Argentina S.A.

Boulevard Cecilia Grierson 355, Piso 4

Ciudad Autónoma de Buenos Aires

Argentina

Re.: Registration Statement on Form S-8; 500,000 Ordinary Shares, par value Ps. 0.10 per share.

Ladies and Gentlemen:

We have acted as special Argentine counsel to Loma Negra Compañía Industrial Argentina S.A. (the “Company”) in connection with the proposed reissuance by the Company of 500,000 treasury ordinary shares, par value Ps.0.10 per share of the Company (the “Ordinary Shares”) to be reissued and delivered by the Company under its Action Incentive Program and its TSR-Subject Stock Incentive Program (together, the “Plans”). The Ordinary Shares are included in the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about October 29, 2021 (the “Registration Statement”). The Ordinary Shares offered thereby have been acquired at the expense of the Company on the open market in accordance with the Company’s share repurchase programs previously approved by the Company’s board of directors; and, at the option of the Company, may be represented by American Depository Shares (“ADSs”), each representing five Ordinary Shares.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the reissuance of the Ordinary Shares under the Plans.

The Ordinary Shares are represented by book-entry shares recorded in a registry maintained by Caja de Valores S.A. (the central depositary in Argentina acting as clearinghouse and paying agent). The Ordinary Shares that are represented by ADSs will be deposited by the Company pursuant to a Deposit Agreement dated as of November 3, 2017 by and among the Company, Citibank N.A., as depositary (the “Depositary”) and holders from time to time of the American Depositary Receipts (the “ADRs”) issued by the Depositary and evidencing ADSs representing five underlying Ordinary Shares each.

We have examined such matters of fact and questions of law as we have considered appropriate, the Registration Statement, the by-laws of the Company, as amended, the ordinary and extraordinary shareholders’ meeting minute dated on July 3, 2017 and the resolutions of the board of directors of the Company dated on July 7, 2017 and September 22, 2017 (the “Resolutions”), which authorized the capital increase of the Company and the issuance of new Ordinary Shares, the Company’s Ordinary Stock book-entry registry, and such other documents as we have considered necessary for the purpose of giving this opinion. With your consent we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without independent verification.

In giving this opinion, we have made the following assumptions:

(a) the authenticity of all documents submitted to us as originals and certified copies;

(b) the conformity to original documents of all documents submitted to us as copies;

(c) the authenticity of the originals of such copies;

(d) that signatures, stamps and seals on all documents examined by us (whether original documents or copies of such documents) are genuine;

(e) that all parties executing the documents relevant for the purpose of giving the opinions set forth herein have the legal capacity to execute such documents;

(f) that no amendment has been or will be made to the Resolutions and such Resolutions remain true, complete, accurate and in full force and effect; and

(g) the truth and accuracy of the representations and all matters of fact set forth in all relevant documents furnished to us by the Company, its subsidiaries and their officers and directors (but not any legal conclusion to the extent we express an opinion with respect thereto).

We express no opinion as to any laws other than the laws of Argentina as in effect at the date of this opinion letter and we have assumed that there is nothing in any other law that affects our opinion. In particular, we have made no independent investigation of the laws of the State of New York or of any other jurisdiction, as a basis for the opinions stated herein and do not express or imply any opinion on such laws.

Based upon and subject to the above, we are of the opinion that:

(i) the Company is duly incorporated and validly existing under the laws of Argentina;

(ii) the Ordinary Shares are duly authorized by all necessary corporate action of the Company, validly issued, fully paid and non-assessable;

(iii) the Ordinary Shares have been acquired by the Company on the open market in accordance with the Company’s share repurchase programs previously approved by the Company’s board of directors and are duly registered on the Ordinary Stock book-entry registry run by Caja de Valores S.A. in the name of the Company.

This opinion is limited to the matters expressly stated herein and does not extend to and is not to be read as extended by implication to, any other matter.

We hereby consent to the filing of this opinion with the SEC as an Exhibit to the Registration Statement. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Marval, O’Farrell & Mairal

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MARVAL, O’FARRELL & MAIRAL